Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

December 3, 2008

Burlington Northern Santa Fe Corporation,

2650 Lou Menk Drive,

Fort Worth, Texas 76131-2830.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $500,000,000 aggregate principal amount of 7.00% Notes due February 1, 2014 (the “Securities”) of Burlington Northern Santa Fe Corporation, a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture under which the Securities have been issued and the Third Supplemental Indenture thereto have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

SULLIVAN & CROMWELL LLP